Exhibit 10.3

SECOND AMENDMENT TO

MERGER AND REORGANIZATION AGREEMENT

THIS SECOND AMENDMENT, dated as of June 27, 2019 (this “Amendment”), to the Merger Agreement (as defined below) is entered into by and among StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), StoneMor GP LLC, a Delaware limited liability company and the general partner of the Partnership (“GP”), StoneMor GP Holdings LLC, a Delaware limited liability company and the sole member of GP (“GP Holdings”), and Hans Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of GP (“Merger Sub,” and together with the Partnership, GP and GP Holdings, the “Parties”).

RECITALS

WHEREAS, the Parties have previously entered into that certain Merger and Reorganization Agreement, dated as of September 27, 2018, as amended by that certain First Amendment to Merger and Reorganization Agreement, dated as of April 30, 2019 (collectively, the “Merger Agreement”);

WHEREAS, pursuant to Section 8.1 of the Merger Agreement, the Parties now desire to amend the Merger Agreement in the respects, but only in the respects, hereinafter set forth; and

WHEREAS, capitalized terms used herein shall have the respective meanings ascribed thereto in the Merger Agreement, as amended by this Amendment, unless herein defined or the context shall otherwise require.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1    Amendment to Recitals. The recitals to the Merger Agreement shall be amended and restated in their entirety as follows:

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the board of directors of GP (the “GP Board”) by unanimous vote (a) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the Partnership and the holders of common units representing limited partner interests (the “Common Units”) and Series A Preferred Units (the “Preferred Units”) in the Partnership (the “Unitholders”) (other than GP and Unitholders affiliated with GP), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting Special Approval), (c) directed that this Agreement be submitted to a vote of the Unitholders, and (d) resolved its recommendation of adoption of this Agreement by the Unitholders;

WHEREAS, each of (i) the Board of Directors of GP Holdings, on behalf of GP Holdings, in its individual capacity and in its capacity as the sole member of GP, and immediately following the Conversion (as hereinafter defined), as the sole stockholder of the Company, and (ii) the GP Board on behalf of GP and in its capacity as the sole member of Merger Sub, has approved this Agreement and the transactions contemplated hereby;

WHEREAS, the parties intend that, as more particularly described herein, (1) GP Holdings shall contribute the 2,332,878 Common Units owned by it (the “GP Holdings’ Common Units”) to GP and immediately following receipt thereof, GP shall contribute the GP Holdings’ Common Units to StoneMor LP Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of GP (“LP Sub”), (2) GP shall convert into a Delaware corporation (the “Conversion”) to be named “StoneMor Inc.” (following the Conversion, GP is referred to herein as the “Company”) and all of the limited liability company interests of GP held by GP Holdings prior to the Conversion shall be cancelled in accordance with this Agreement and (iii) Merger Sub shall be merged with and into the Partnership (the “Merger”) with the Partnership surviving and with the Company as its sole general partner and LP Sub as its sole holder of Common Units and each Outstanding (as defined below) Common Unit (other than those held by LP Sub) and Preferred Unit being converted into the right to receive one share of common stock, par value $0.01 per share, of the Company (the “Company Shares”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the parties’ willingness to enter into this Agreement, the Partnership, GP and certain Unitholders (the “Supporting Unitholders”) are entering into a voting and support agreement, pursuant to which, among other things, the Supporting Unitholders have agreed, subject to the terms and conditions set forth therein, to vote (or cause the vote of, as applicable) all of the Common Units and Preferred Units owned by them in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

Section 1.2    Amendment to Certain Definitions.

(a)    Section 1.1 of the Merger Agreement shall be amended to include the following defined terms:

“Blocker Corp” has the meaning set forth in Section 5.13.

“Equity Offering” means the Partnership’s offering of Preferred Units to be consummated on June 27, 2019.

“Preferred Units” has the meaning set forth in the recitals to this Agreement.

“Purchaser” has the meaning set forth in Section 5.13.

(b)    The defined term “Partnership Agreement” in Section 1.1 of the Merger Agreement shall be amended and restated in its entirety as follows:

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 27, 2019, as such agreement may be amended, amended and restated or supplemented from time to time.

(c)    The defined term “Partnership SEC Documents” in Section 1.1 of the Merger Agreement shall be amended and restated in its entirety as follows:

“Partnership SEC Documents” means all reports, schedules, forms, certifications, prospectuses and registration, proxy and other statements required to be filed or furnished by the Partnership or any Unitholder with the SEC and publicly available on or prior to the later of (i) the date of this Agreement and (ii) the latest date of any amendments to this Agreement.

Section 1.3    Amendment to Directors and Officers of the Company. Section 2.3(a) of the Merger Agreement shall be amended and restated in its entirety as follows:

(a)    Directors. The directors serving on the GP Board immediately prior to the Effective Time shall become the directors serving on the board of directors of the Company from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

Section 1.4    Amendment to Merger Consideration. Section 3.1 of the Merger Agreement shall be amended and restated in its entirety as follows:

Section 3.1    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Partnership, Merger Sub, LP Sub or any holder of Common Units or Preferred Units:

(a)    Each Outstanding Common Unit, including Phantom Units that will be treated as Common Units pursuant to Section 3.7(a) of this Agreement, but excluding any Common Units held by LP Sub shall be converted into the right to receive one Company Share, which shall have been duly authorized and shall be validly issued, fully paid and nonassessable. Each Outstanding Preferred Unit shall be converted into the right to receive a number of Company Shares equal to the then prevailing Series A Conversion Rate (as defined in the Partnership Agreement), which shall have been duly authorized and shall be validly issued, fully paid and nonassessable. The Company Shares issued hereunder are referred to herein as the “Merger Consideration.”

(b) All Common Units (excluding any Common Units held by LP Sub) and Preferred Units, when converted as a result of and pursuant to the Merger, shall cease to be outstanding and shall automatically be canceled and cease to exist. At the Effective Time, each holder of a certificate representing Common Units (a “Certificate”) and each holder of non-certificated Common Units or Preferred Units represented by book-entry (“Book-Entry Units”), other than LP Sub, shall cease to be a unitholder of the Partnership and (except as set forth in Section 3.2)

cease to have any rights with respect thereto, except the right to receive (A) such holder’s portion of the Merger Consideration and (B) any distributions in accordance with Section 3.3(c), and in each case, to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 3.2 without interest.

(c)    All of the limited liability company interests in Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become limited partner interests in the Surviving Entity, which limited partner interests shall be duly authorized and validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), such that following the Effective Time, LP Sub shall be the sole holder of Common Units of the Surviving Entity.

(d)    The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged subject to such changes as are set forth in the Partnership Agreement, and the Company shall continue to be the sole general partner of the Partnership.

(e)    The Incentive Distribution Rights issued and outstanding immediately prior to Effective Time shall remain outstanding and unchanged subject to such changes as are set forth in the Partnership Agreement, and the Company shall continue to own 100% of the Incentive Distribution Rights.

(f)    All of the limited liability company interest of GP shall be cancelled.

Section 1.5    Amendment to Rights As Unitholders; Unit Transfers. Section 3.2 of the Merger Agreement shall be amended and restated in its entirety as follows:

Section 3.2    Rights As Unitholders; Unit Transfers. At the Effective Time, holders of Common Units (other than LP Sub) and Preferred Units shall cease to be, and shall have no rights as, unitholders of the Partnership, other than to receive (a) any distribution with respect to such Common Units or Preferred Units with a record date occurring prior to the Effective Time that may have been declared or made by the Partnership on such Common Units or Preferred Units in accordance with the terms of this Agreement and which remains unpaid at the Effective Time and (b) the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the unit transfer books of the Partnership with respect to such Common Units or Preferred Units.

Section 1.6    Amendment to Exchange Procedures. Section 3.3 of the Merger Agreement shall be amended and restated in its entirety as follows:

Section 3.3    Exchange Procedures.

(a)    Exchange Agent. Promptly after the Effective Time, the Company shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the holders of such Common Units and Preferred Units, for exchange in accordance with this Article III, through the Exchange Agent, the Company Shares issuable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.3(g)) or Book-Entry Units pursuant to this Article III. The Partnership agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.2(a) and Section 3.3(c). Any cash and Company Shares deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated by this Agreement to be issued or paid for Common Units and Preferred Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c), the Exchange Fund shall not be used for any other purpose.

(b)    Exchange Procedures. Promptly after the Effective Time, the Company shall instruct the Exchange Agent to mail to each record holder of Common Units and Preferred Units as of the Effective Time (other than LP Sub) (i) a letter of transmittal (which shall specify that in respect of certificated units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form and agreed to by the Company and the Partnership prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration issuable or payable in respect of the Common Units represented by such Certificates or Common Units or Preferred Units represented as Book-Entry Units. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, the holders of Common Units (other than LP Sub) and Preferred Units shall be entitled to receive in exchange therefor (A) Company Shares representing, in the aggregate, the number of Company Shares that such holder has the right to receive pursuant to this Article III (after taking into account all Common Units and Preferred Units then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash, if any, that such holder has the right to receive pursuant to Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. In the event of a transfer of ownership of Common Units or Preferred Units that is not registered in the transfer records of the Partnership, the Merger Consideration issuable or payable in respect of such Common Units or Preferred Units, as applicable, may be issued or paid to a transferee, if the Certificate representing such Common Units or evidence of ownership of the Book-Entry Units are presented to the Exchange Agent, and in the case of both certificated Common Units and book-entry Common Units or Preferred Units, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall (i) pay to the Exchange Agent in advance, any amounts required to be withheld and any transfer taxes or other similar taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Common Units or Preferred Units, as applicable, or (ii) shall establish to the satisfaction of the Exchange Agent that any amounts required to be withheld, any transfer taxes or other similar taxes have been paid or are not payable. Until the required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration issuable or payable in respect of the Common Units (excluding those held by LP Sub) and Preferred Units and any distributions to which such holder is entitled pursuant to Section 3.2.

(c)    Distributions with Respect to Unexchanged Common Units. No distributions declared or made with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any Common Units with respect to the Company Shares that such holder would be entitled to receive in accordance herewith until such holder shall deliver the required documentation and surrender any Certificate as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there shall be paid to such holder of the Company Shares issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of distributions with a record date after the Effective Time theretofore paid with respect to the Company Shares and payable with respect to such Company Shares and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such compliance payable with respect to such Company Shares.

(d)    Further Rights in Common Units and Preferred Units. The Merger Consideration issued or paid upon conversion of a Common Unit or Preferred Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.2 or Section 3.3(c)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Common Unit or Preferred Unit, as applicable.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund constituting Company Shares or cash that remains unclaimed by the holders of such Common Units or Preferred Units after 180 days following the Effective Time shall be returned to the Company upon demand by the Company and, from and after such delivery, any former holders of Common Units or Preferred Units who have not theretofore complied with this Article III shall thereafter look only to the Company for the Merger Consideration payable in respect of such Common Units and Preferred Units, any distributions with respect to the Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of such Common Units or Preferred Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(f)    No Liability. To the fullest extent permitted by Law, none of the Company, the Merger Sub nor the Partnership shall be liable to any holder of Common Units or Preferred Units for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such Person of a bond, in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue or pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration issuable or payable in respect of the Common Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.2.

(h)    Withholding. The Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise issuable or payable pursuant to this Agreement to any holder of Common Units or Preferred Units such amounts as the Surviving Entity or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local or foreign tax Law, with respect to the making of such issuance or payment. To the extent that amounts are so deducted and withheld by the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been issued or paid to the holder of Common Units or Preferred Units, as applicable, in respect of whom such deduction and withholding was made by the Surviving Entity or the Exchange Agent, as the case may be.

Section 1.7    Amendment to Book Entry Company Shares. Section 3.4 of the Merger Agreement shall be amended and restated in its entirety as follows:

Section 3.4    Book Entry Company Shares . All Company Shares to be issued in connection with the Conversion and Merger or exchanged for Common Units and Preferred Units in connection with the Merger shall be distributed in book-entry form, without physical certificates.

Section 1.8    Amendment to Anti-Dilution Provisions. Section 3.5 of the Merger Agreement shall be amended and restated in its entirety as follows:

Section 3.5    Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or distributions in the form of equity interests with respect to the Common Units, Preferred Units or the Company Shares prior to the Effective Time, the number of Company Shares to be distributed in connection with the Pre-Closing Transactions and the Merger will be correspondingly adjusted to provide the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 1.9    Amendment to Capitalization Representations.

(a)    Section 4.1(b)(vii) of the Merger Agreement shall be amended and restated in its entirety as follows:

(vii)    Except for the transactions contemplated by this Agreement, as disclosed in the Partnership SEC Documents or as set forth above in this Section 4.1(b), as of the date of this Agreement, there are not, and, as of the Conversion Effective Time with respect to

GP and, except as set forth on Schedule 4.1(g), the Effective Time with respect to the Company, there will not be (A) partnership interests, limited liability company interests or other equity securities of the Partnership, the Company or the GP, as applicable, issued or authorized and reserved for issuance, (B) outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership, the Company or the GP, as applicable, to issue, transfer or sell any equity interest of the Partnership, the Company or the GP, as applicable, respectively, or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, or (C) contractual obligations of the Partnership, the Company or the GP, as applicable, to repurchase, redeem or otherwise acquire any other equity interest in the Partnership or the Company or the GP, as applicable, respectively or any such securities or agreements listed in clause (B) of this sentence.

Section 1.10    Addition of Blocker Corp Covenant. The following new Section 5.13 shall be added to the Merger Agreement:

Section 5.13    Blocker Entities. GP and the Partnership acknowledge that one or more of the purchasers of Preferred Units in the Equity Offering (each, a “Purchaser”) are making their investment through one or more newly-formed US “blocker entities” (i) whose only asset will be its direct or indirect ownership of Preferred Units (each, a “Blocker Corp”) and cash or other consideration received as a result of ownership of such Preferred Units, and (ii) whose only liabilities will be liabilities incurred in connection with the ownership of such equity interests (e.g., taxes payable). In connection with the consummation of the transactions contemplated by this Agreement (including the Conversion and the Merger), if any Purchaser shall so request at least five (5) business days prior to such consummation, any such Blocker Corp (or, as applicable, any such Purchaser) shall have the right to be merged with, or contributed to (or, as applicable, to cause such Blocker Corp to be merged with or contributed to), the Company in a transaction intended to be tax-free under Code section 368 or Code section 351, in exchange for the Company Shares such Purchaser would have received as Merger Consideration without any discount. Any such Purchaser shall be responsible for and shall indemnify the Company for any taxes of the Blocker Corp for taxable periods or portions thereof ending on or prior to the Closing to the extent such taxes exceed the amount of cash held by the Blocker Corp at the time of such merger or contribution.

Section 1.11    Tax Classification. The following new Section 5.14 shall be added to the Merger Agreement:

Section 5.14    Tax Classification. The parties hereto intend that the Merger shall be treated for U.S. federal income tax purposes as a contribution by the holders of Common Units and Preferred Units to the Company of Common Units and Preferred Units, as the case may be, in a transaction governed by Code section 351, and the parties shall not take any position inconsistent therewith for income tax purposes except to the extent required as a result of a final determination within the meaning of Code section 1313.

Section 1.12    Amendment to Partnership Unitholder Vote. Section 6.1 of the Merger Agreement shall be amended and restated in its entirety as follows:

Section 6.1    Partnership Unitholder Vote. This Agreement and the transactions contemplated thereby, including the Merger, the Conversion and Contribution, shall have been approved and adopted by the affirmative vote or consent of holders of a majority of Outstanding Common Units and Preferred Units, voting together as a single class on an as-converted basis (“Partnership Unitholder Approval”) in accordance with applicable Law and the Partnership Agreement.

Section 1.13    Amendment to Termination. The first clause of Section 7.1(a)(i) shall be amended and restated in its entirety as follows:

“the Closing has not been consummated on or before March 31, 2020 (the “Termination Date”);”

Section 1.14    Amendment to Schedule 4.1(g). Schedule 4.1(g) of the Merger Agreement shall be amended and restated in its entirety as follows:

Voting and Support Agreement dated as of September 27, 2018 by and among Axar Capital Management, LP, a Delaware limited partnership, Axar GP LLC, a Delaware limited liability company, Axar Master Fund, Ltd., a Cayman Islands exempted limited partnership, StoneMor Partners L.P., a Delaware limited partnership, Robert B. Hellman, Jr., in his capacity as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries and StoneMor GP Holdings LLC, as such agreement may be amended, amended and restated or supplemented from time to time.

Nomination and Director Voting Agreement dated as of September 27, 2018 by and among StoneMor GP LLC, a Delaware limited liability company, Axar Capital Management, LP, a Delaware limited partnership, Axar GP LLC, a Delaware limited liability company, Axar Master Fund, Ltd., a Cayman Islands exempted limited partnership, and Robert B. Hellman, Jr., in his capacity as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries, as such agreement may be amended, amended and restated or supplemented from time to time.

Memorandum of Understanding dated July 31, 2018 by and among GP Holdings, Axar Capital Management, LP, a Delaware limited partnership, and Robert B. Hellman, Jr., in his capacity as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries, as such agreement may be amended, amended and restated or supplemented from time to time.

Series A Preferred Unit Purchase Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., a Delaware limited partnership, and the purchasers set forth in Schedule A thereto.

Registration Rights Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., a Delaware limited partnership, and the persons set forth on Schedule A thereto.

Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 27, 2019, as such agreement may be amended, amended and restated or supplemented from time to time.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1    Ratification. Each of the Parties hereby consents to this Amendment and acknowledges and agrees that, except as expressly set forth in this Amendment, the terms, provisions and conditions of the Merger Agreement are hereby ratified and confirmed and shall remain unchanged and in full force and effect without interruption or impairment of any kind.

Section 2.2    No Other Amendments; Reservation of Rights; No Waiver. Other than as otherwise expressly provided herein, this Amendment shall not be deemed to operate as an amendment or waiver of, or to prejudice, any right, power, privilege or remedy of any part to this Amendment under the Merger Agreement, nor shall the entering into of this Amendment preclude any Party from refusing to enter into any further amendments with respect to the Merger Agreement. Other than as to otherwise expressly provided herein, without limiting the generality of the provisions of Section 8.1 of the Merger Agreement, this Amendment shall not constitute a waiver of compliance with any covenant or other provision in the Merger Agreement or of the occurrence or continuance of any present or future breach thereunder.

Section 2.3    Miscellaneous. Sections 8.1 (Waiver; Amendment), 8.2 (Counterparts), 8.3 (Governing Law), 8.4 (Notices), 8.5 (Entire Understanding; No Third Party Beneficiaries), 8.6 (Severability), 8.7 (Titles and Headings), 8.8 (Jurisdiction), 8.9 (Waiver of Jury Trial), 8.11 (Interpretation; Definitions) and 8.12 (Survival) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in counterparts by their duly authorized officers as of the date first above written.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC, its general partner

	By:	/s/ Joseph M. Redling
	Name:	Joseph M. Redling
	Title:	President and Chief Executive Officer

STONEMOR GP LLC

By:	/s/ Joseph M. Redling
Name:	Joseph M. Redling
Title:	President and Chief Executive Officer

STONEMOR GP HOLDINGS LLC

By:	/s/ Robert B. Hellman Jr.
Name:	Robert B. Hellman, Jr.
Title:	Authorized Person

HANS MERGER SUB, LLC

By:	StoneMor GP LLC, its sole member

By:	/s/ Joseph M. Redling
Name:	Joseph M. Redling
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO

SECOND AMENDMENT TO

MERGER AND REORGANIZATION AGREEMENT